UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2012

LPATH, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50344	16-1630142
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 Sorrento Valley Blvd., San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 678-0800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2012, Lpath, Inc., a Nevada corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Summer Street Research Partners (the “Underwriter”) relating to the public offering (the “Offering”) of 2,366,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”) at an aggregate public offering price of $11,830,000, or $5.00 per share.  The Underwriter will purchase the shares from the Company at a price of $4.675 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 354,900 shares solely to cover over-allotments, if any. The net proceeds to the Company from the Offering are expected to be approximately $10.9 million, after deducting underwriting discount and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of the over-allotment option. The transactions contemplated by the Underwriting Agreement are expected to close on December 19, 2012, subject to the satisfaction of customary closing conditions.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-184741), as supplemented by a preliminary and final prospectus supplement thereunder, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The legal opinion, including the related consent, of DLA Piper LLP (US) relating to the legality of the issuance and sale of the shares of the Common Stock in the Offering is filed as Exhibit 5.1 to this Current Report.

This Current Report contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

Item 8.01 Other Events.

On December 13, 2012, the Company issued a press release announcing the Offering, and on December 14, 2012, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 14, 2012, between Lpath, Inc. and Summer Street Research Partners.

5.1	Opinion and Consent of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

99.1	Press Release, dated December 13, 2012, titled “Lpath Announces Proposed Public Offering of Common Stock”

99.2	Press Release, dated December 14, 2012, titled “Lpath Announces Pricing of Public Offering of Common Stock”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPATH, INC.

Dated: December 14, 2012	By:	/s/ Gary J. G. Atkinson
Name: Gary J.G. Atkinson
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement, dated December 14, 2012, between Lpath, Inc. and Summer Street Research Partners.

5.1	Opinion and Consent of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

99.1	Press Release, dated December 13, 2012, titled “Lpath Announces Proposed Public Offering of Common Stock”

99.2	Press Release, dated December 14, 2012, titled “Lpath Announces Pricing of Public Offering of Common Stock”